Exhibit 5


                     MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
                                THREE EMBARCADERO
                             SAN FRANCISCO, CA 94111


March 11, 2002


UnionBanCal Corporation
400 California Street
San Francisco, CA  94104-1302

                       REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have acted as counsel for UnionBanCal Corporation, a California corporation (the "Company"), in connection with the Registration Statement on Form S-4 to be filed by the Company under the Securities Act of 1933, as amended, relating to the registration of shares of the Company's Common Stock, no par value to be issued to holders of common stock of First Western Bank in accordance with that certain Agreement and Plan of Merger dated as of December 18, 2001, among the Company, Union Bank of California, N.A. and First Western Bank.

     We are of the opinion that the foregoing securities have been duly authorized and, when sold pursuant to the terms described in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the joint proxy statement/prospectus included therein.

                                        Very truly yours,

                               McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP


                               By /s/ THOMAS G. REDDY
                               ------------------------
                                      Thomas G. Reddy

                                      A Member of the Firm





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